EXHIBIT (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Impact Fund, Inc.:

We consent to the use of our reports, dated November 21, 2018, with respect to the financial statements of Calvert Global Energy Solutions Fund and Calvert Global Water Fund, each a series of Calvert Impact Fund, Inc., as of September 30, 2018, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 24, 2019